Exhibit 99.1

Consent of Director Nominee

Justice Delaware Holdco Inc. has filed a Registration Statement on Form S-1 (File No. 333-181261) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the distribution of common stock of Justice Delaware Holdco Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Justice Delaware Holdco Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Alexandre Behring
Alexandre Behring

Dated May 24, 2012